Exhibit 11

CONSENT OF INDEPENDENT AUDITORS

We agree to the use in this Regulation A Offering Statement on Form 1-A of Blue Marble Energy Corporation of our report dated November 7, 2016, except for the restatement as described in Note 2 which is as of January 5, 2017, relating to the consolidated financial statements of Blue Marble Energy Corporation dba Blue Marble Biomaterials as of December 31, 2015 and 2014, and for the years then ended.

/s/ Moss Adams LLP

Seattle, Washington

January 5, 2017